Exhibit 99.1
Sunrun Reports Fourth Quarter and Full Year 2025 Financial Results

Net change in cash and restricted cash of $290 million and Cash Generation1 of $377 million in 2025

Outlook for positive Cash Generation2 in the range of $250 million to $450 million for full year 2026

Aggregate Subscriber Value of $1.3 billion in Q4

Contracted Net Value Creation of $176 million in Q4, or $0.76 per share

Storage Attachment Rate reached record 71% in Q4

Paid down $81 million of recourse debt in Q4 with excess cash

SAN FRANCISCO, February 26, 2026 -- Sunrun (Nasdaq: RUN), America’s largest provider of home battery storage, solar, and home-to-grid power plants, today announced financial results for the fourth quarter and full year ended December 31, 2025.
“Sunrun is delivering innovative, storage-first energy offerings that protect American families from rising utility costs and an increasingly unreliable power grid. As we continue to scale our network of over one million customers, we are building a distributed power plant that we believe is critical in meeting the nation’s urgent demand for more power. We are executing on this vital mission from a position of financial strength – generating strong margins and structurally generating cash,” said Mary Powell, Sunrun’s Chief Executive Officer.
“We exceeded the midpoint of our Cash Generation guidance for the year and are on track for another strong year in 2026,” said Danny Abajian, Sunrun’s Chief Financial Officer.1 “Our disciplined margin management allowed us to generate strong Upfront Net Subscriber Values, representing a 7% margin for the full-year, a 6 percentage point improvement compared to the prior year. We have continued to strengthen our balance sheet, paying down $148 million of recourse debt while increasing our unrestricted cash balance by $248 million in the year.”

Fourth Quarter Updates
•Leading with Storage-First Strategy: Storage Attachment Rate was 71% in Q4, up from 62% in the prior-year period. Sunrun has installed more than 237,000 storage and solar systems, representing approximately 4.0 Gigawatt hours of Networked Storage Capacity.
•Continued Strong Capital Markets Execution:
◦In December 2025, Sunrun extended the maturity of its working capital facility by one year to March 2028. The amendment provides for potential future reductions in commitments, in line with our commitment to continue to pay down parent recourse debt.
◦In December 2025, Sunrun closed on an innovative joint venture with Hannon Armstrong Sustainable Infrastructure Capital (NYSE: HASI) to finance over 300 megawatts of capacity across more than 40,000 home power plants. Under the agreement, HASI will make a structured equity investment into the joint venture of up to $500 million over an 18-month period.
•Paying Down Recourse Debt: We continued to pay down parent recourse debt. During the fourth quarter, we repaid $81 million of recourse debt, reducing our borrowings under our Working Capital Facility. Since December 31, 2024, we have paid down recourse debt by $148 million, primarily by reducing borrowings under our recourse Working Capital Facility. We have also increased our unrestricted cash balance by $248 million and grown Net Earning Assets by $1.8 billion over this time period. We have no recourse debt maturities until March 2028.
•Improving grid stability with home-to-grid dispatchable power plants: In 2025, Sunrun successfully scaled the nation’s largest distributed power plant, increasing customer enrollment fivefold over the prior year, reaching more than 100,000 enrolled customers. Our network dispatched nearly 18 gigawatt-hours of energy to support grids across America - enough to power 15 million homes for one hour - with a combined peak output of over 400 megawatts. These dispatches supported grids during critical hours and helped avoid power outages while putting downward pressure on energy costs for all ratepayers. As of the end of the fourth quarter, Sunrun had over 106,000 customers enrolled across 18 distributed power plant programs.
•Sunrun and NRG maximize the value of storage in Texas: In December 2025, Sunrun and NRG Energy, Inc. (NYSE: NRG) announced a multi-year partnership to deliver complete home energy solutions in Texas, pairing Sunrun’s solar-plus-storage systems with optimized rate plans and smart battery programming through NRG’s retail electricity provider, Reliant. Aggregated capacity from new and existing Sunrun customers that enroll with Reliant will support NRG’s goal of creating a 1 GW virtual power plant by 2035. Sunrun will be paid for aggregating the capacity and participating Reliant customers will be compensated by Sunrun for sharing their stored solar energy.

•Sunrun and PG&E use distributed power plants to alleviate constrained local grids: In Q4, Sunrun completed a first-of-its-kind distributed power plant dispatch season with Pacific Gas and Electric Company (NYSE: PCG), using more than 1,000 home storage-plus-solar systems to supply targeted power to neighborhoods with highly-constrained electric grids. From July through Oct. 2025, the batteries dispatched more than 50 times across two dozen constrained power lines and substations—totaling over 1,200 hours—with nearly 99% dispatch accuracy. The goal of the precise, location-specific load relief is to help PG&E avoid or defer distribution upgrades while generating net savings for all utility customers. Participating homeowners received $150 per enrolled battery, and Sunrun was compensated for coordinating dispatches.

Key Operating Metrics

In the fourth quarter of 2025, Subscriber Additions were 25,475, a 17% decrease compared to the fourth quarter of 2024. As of December 31, 2025, Sunrun had 997,280 Subscribers. Subscribers as of December 31, 2025 grew 12% compared to December 31, 2024.

Storage Capacity Installed was 371 megawatt hours in the fourth quarter of 2025, a 5% decrease from the fourth quarter of 2024. Solar Capacity Installed was 216 megawatts in the fourth quarter of 2025, an 11% decrease from the fourth quarter of 2024.

Subscriber Value was $50,165 in the fourth quarter of 2025, a 2% decrease compared to the fourth quarter of 2024. Contracted Subscriber Value was $47,988 in the fourth quarter of 2025, a 1% decrease compared to the fourth quarter of 2024. Subscriber Value figures for the fourth quarter of 2025 reflect a 7.1% discount rate based on observed project-level capital costs, compared to 7.3% in the prior year period. Subscriber Value reflects an average Investment Tax Credit of 42.4% in the fourth quarter of 2025 compared to 39.8% in the prior year period. Storage Attachment Rate was 71% in the fourth quarter of 2025 compared to 62% in the prior year period.

Creation Costs per Subscriber Addition were $41,067 in the fourth quarter of 2025, an 8% increase compared to the fourth quarter of 2024.

Net Subscriber Value was $9,098 in the fourth quarter of 2025, a 30% decrease compared to $12,927 in the fourth quarter of 2024. Contracted Net Subscriber Value was $6,921 in the fourth quarter of 2025, a 32% decrease compared to $10,202 in the fourth quarter of 2024.

Aggregate Subscriber Value was $1.3 billion in the fourth quarter of 2025, an 18% decrease compared to the fourth quarter of 2024. Total Operating Expenses were $1,061 million in the fourth quarter of 2025; Aggregate Creation Costs1 were $1.0 billion in the fourth quarter of 2025, an 11% decrease compared to the fourth quarter of 2024. Contracted Net Value Creation was $176 million in the fourth quarter of 2025, a decrease of 44% compared to the fourth quarter of 2024, and representing $0.76 per weighted average basic share outstanding in the period.

Net change in cash and restricted cash was $81 million and Cash Generation was $187 million in the fourth quarter of 2025.

Contracted Net Earning Assets were $3.6 billion, or $15.28 per share, which included $1.2 billion in Total Cash, as of December 31, 2025.

Outlook

Aggregate Subscriber Value is expected to be in a range of $850 million to $950 million in the first quarter of 2026.

Contracted Net Value Creation is expected to be in a range of $25 million to $125 million in the first quarter of 2026.

Cash Generation2 is expected to be positive in the first quarter of 2026.

For the full-year 2026, Aggregate Subscriber Value is expected to be in a range of $4.8 billion to $5.2 billion.

Contracted Net Value Creation is expected to be in a range of $650 million to $1,050 million for the full-year 2026.

Cash Generation2 is expected to be in a range of $250 million to $450 million for the full-year 2026, excluding potential investment related to safe harbor strategies.

Fourth Quarter 2025 GAAP Results

Total revenue was $1,158.8 million in the fourth quarter of 2025, up $640.3 million, or 124%, from the fourth quarter of 2024. Customer agreements and incentives revenue was $466.5 million, an increase of $77.9 million, or 20%, compared to the fourth quarter of 2024. Energy systems and product sales revenue was $692.3 million, an increase of $562.4 million, or 433%, compared to the fourth quarter of 2024. The increase in Energy systems and product sales revenue is primarily due to a transaction that Sunrun entered into in the third quarter of 2025 whereby certain storage and solar energy systems subject to newly originated Customer Agreements are sold to a third-party. Sunrun continues to maintain the customer experience and servicing relationships and can sell future goods and services to these customers.

Total cost of revenue was $723.5 million, an increase of 72% year-over-year. Total operating expenses were $1,061.5 million, a decrease of 72% compared to the fourth quarter of 2024 which was impacted by $3,122.2 million of non-cash goodwill impairment.

Net income attributable to common stockholders was $103.6 million, or $0.45 per basic share and $0.38 per diluted share, in the fourth quarter of 2025.
Full Year 2025 GAAP Results

Total revenue was $2,957.0 million in the full year 2025, up $919.3 million, or 45%, from the full year 2024. Customer agreements and incentives revenue was $1,819.0 million, an increase of $313.8 million, or 21%, compared to the full year 2024. Energy systems and product sales revenue was $1,138.0 million, an increase of $605.5 million, or 114%, compared to the full year 2024. The increase in Energy systems and product sales revenue is primarily due to a transaction that Sunrun entered into in the third quarter of 2025 whereby certain storage and solar energy systems subject to newly originated Customer Agreements are sold to a third-party. Sunrun continues to maintain the customer experience and servicing relationships and can sell future goods and services to these customers.

Total cost of revenue was $2,059.7 million, an increase of 21% year-over-year. Total operating expenses were $3,083.1 million, a decrease of 46% compared to the full year 2024 which was impacted by $3,122.2 million of non-cash goodwill impairment.

Net income attributable to common stockholders was $449.9 million, or $1.96 per basic share and $1.71 per diluted share for the full year 2025.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2025 results and business outlook at 1:30 p.m. Pacific Time today, February 26, 2026. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

Footnotes

(1) Cash Generation and Aggregate Creation Costs are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for a discussion of these measures and reconciliations to the most directly comparable GAAP measures. Net change in cash and restricted cash was $81 million and Cash Generation of $187 million in Q4, which represents the fourth consecutive quarter of positive change in cash and restricted cash and the seventh consecutive quarter of positive Cash Generation.

(2) The Company is not able to provide reconciliations to certain of its forward-looking measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. The Company encourages investors to review its GAAP financial measures and to not rely on any single financial measure to evaluate our business.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is America’s largest provider of home battery storage, solar, and home-to-grid power plants. As the pioneer of home energy systems offered through a no-upfront-cost subscription model, Sunrun empowers customers nationwide with greater energy control, security, and independence. Sunrun supports the grid by providing on-demand dispatchable power that helps prevent blackouts and lowers energy costs. Learn more at www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, growth trajectory, expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including expectations regarding market share growth in certain geographies, customer value proposition, market penetration, growth of certain divisions and ability to scale offerings, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the Company’s discussion of new products and offerings,; the trajectory of the storage and solar industry; the Company’s business, customer base, and market; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs, including contract renewal and repowering programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; the Company’s strategy to be a margin-focused, multi-product, customer-oriented Company; the ability to increase margins based on a shift in product focus; These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and the Company’s business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks, including the Company’s and its solar energy system partners’ dependence on a limited number of suppliers of solar panels, batteries, and other system components and any shortage, bottlenecks, delays, detentions, or component price changes from these suppliers, restrictions on components and materials sourced from designated foreign entities of concern and the Company’s reliance on specific countries for critical components, tariff and trade policy impacts, and raw material availability for solar panels and batteries; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; regulators imposing rules on the type of electricians qualified to install and service the Company’s solar and battery systems in California, which may result in workforce shortages, operational delays, and increased costs; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives, and the risk that if the IRS makes determinations that the creditable basis of the Company’s energy systems is materially lower than what it has claimed, it may have to pay significant amounts to its fund investors; the availability of solar panels, batteries, and other components and raw materials; the Company’s failure or perceived failure to comply with existing or future laws, regulations, contracts, self‑regulatory schemes, standards, and other obligations related to data privacy and security (including security incidents), including where compliance or the actual or perceived failure to comply could increase the costs of its products and services, limit their use or adoption, and otherwise negatively affect our operating results and business; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	As of December 31,
	2025	2024
Assets
Current assets:
Cash	$823,380	$574,956
Restricted cash	413,460	372,312
Accounts receivable, net	262,627	170,706
Inventories	501,286	402,083
Prepaid expenses and other current assets	155,216	202,579
Total current assets	2,155,969	1,722,636
Restricted cash	148	148
Energy systems, net	16,817,863	15,032,115
Property and equipment, net	75,692	121,239
Goodwill	—	—
Other assets	3,560,924	3,021,746
Total assets	$22,610,596	$19,897,884
Liabilities and total equity
Current liabilities:
Accounts payable	$271,021	$354,214
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	47,072	41,464
Accrued expenses and other liabilities	518,835	543,752
Deferred revenue, current portion	162,839	129,442
Deferred grants, current portion	8,681	7,900
Finance lease obligations, current portion	24,557	26,045
Non-recourse debt, current portion	269,510	231,665
Pass-through financing obligation, current portion	—	—
Total current liabilities	1,302,515	1,334,482
Deferred revenue, net of current portion	1,350,494	1,208,905
Deferred grants, net of current portion	196,726	196,535
Finance lease obligations, net of current portion	36,908	66,139
Line of credit	238,323	384,226
Non-recourse debt, net of current portion	13,708,532	11,806,181
Convertible senior notes	473,749	479,420
Pass-through financing obligation, net of current portion	—	—
Other liabilities	156,199	119,846
Deferred tax liabilities	163,176	137,940
Total liabilities	17,626,622	15,733,674
Redeemable noncontrolling interests	709,255	624,159
Total stockholders’ equity	3,132,484	2,554,207
Noncontrolling interests	1,142,235	985,844
Total equity	4,274,719	3,540,051
Total liabilities, redeemable noncontrolling interests and total equity	$22,610,596	$19,897,884

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue:
Customer agreements and incentives	$466,487	$388,574	$1,819,007	$1,505,227
Energy systems and product sales	692,346	129,918	1,137,990	532,492
Total revenue	1,158,833	518,492	2,956,997	2,037,719
Operating expenses:
Cost of customer agreements and incentives	312,541	292,632	1,282,357	1,169,213
Cost of energy systems and product sales	410,920	128,361	777,342	539,952
Sales and marketing	246,006	150,751	709,253	617,162
Research and development	8,816	8,794	36,125	39,304
General and administrative	83,193	72,045	278,049	245,127
Goodwill Impairment	—	3,122,168	—	3,122,168
Total operating expenses	1,061,476	3,774,751	3,083,126	5,732,926
Income (loss) from operations	97,357	(3,256,259)	(126,129)	(3,695,207)
Interest expense, net	(256,423)	(233,385)	(996,782)	(848,366)
Other income (expense), net	24,394	89,829	(53,413)	161,539
Loss before income taxes	(134,672)	(3,399,815)	(1,176,324)	(4,382,034)
Income tax benefit (expense)	40,434	136	(167,218)	(26,817)
Net loss	(175,106)	(3,399,951)	(1,009,106)	(4,355,217)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(278,680)	(586,294)	(1,459,053)	(1,509,050)
Net income (loss) attributable to common stockholders	$103,574	$(2,813,657)	$449,947	$(2,846,167)
Net Income (loss) per share attributable to common stockholders
Basic	$0.45	$(12.51)	$1.96	$(12.81)
Diluted	$0.38	$(12.51)	$1.71	$(12.81)
Weighted average shares used to compute net income (loss) per share attributable to common stockholders
Basic	232,602	224,896	229,809	222,215
Diluted	271,243	224,896	264,465	222,215

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating activities:
Net loss	$(175,106)	$(3,399,951)	$(1,009,106)	$(4,355,217)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization, net of amortization of deferred grants	184,429	162,343	725,578	620,876
Goodwill impairment	—	3,122,168	—	3,122,168
Income tax benefit	40,434	136	(167,218)	(26,817)
Stock-based compensation expense	28,332	28,869	107,952	112,825
Interest on pass-through financing obligations	—	—	—	8,837
Reduction in pass-through financing obligations	—	—	—	(20,787)
Unrealized (gain) loss on derivatives	(23,459)	(122,319)	55,245	(120,008)
Other noncash items	89,739	105,220	307,833	210,479
Changes in operating assets and liabilities:
Accounts receivable	(24,017)	5,741	(119,765)	(14,974)
Inventories	68,701	(59,735)	(99,203)	57,663
Prepaid expenses and other current assets	(169,744)	(301,380)	(613,652)	(771,997)
Accounts payable	(44,975)	141,070	(80,057)	177,449
Accrued expenses and other liabilities	73,011	4,182	84,690	80,588
Deferred revenue	44,755	55,297	188,192	152,762
Deferred tax liabilities	4,848	—	198,071	—
Net cash provided by (used in) operating activities	96,948	(258,359)	(421,440)	(766,153)
Investing activities:
Payments for the costs of energy systems	(409,629)	(791,785)	(2,498,561)	(2,699,452)
Purchase of equity investment	—	—	—	—
Purchases of property and equipment, net	774	(627)	(1,777)	(1,572)
Net cash used in investing activities	(408,855)	(792,412)	(2,500,338)	(2,701,024)
Financing activities:
Proceeds from state tax credits, net of recapture	—	—	9,668	5,203
Proceeds from trade receivable financing	—	124,261	167,081	124,261
Repayment of trade receivable financing	(95,758)	—	(291,342)	—
Proceeds from line of credit	182,500	48,700	382,986	354,256
Repayment of line of credit	(263,387)	(56,998)	(528,889)	(509,532)
Proceeds from issuance of convertible senior notes, net of capped call transaction	—	—	—	444,822
Repurchase of convertible senior notes	—	(117,235)	(2,124)	(346,581)
Proceeds from issuance of non-recourse debt	214,700	644,950	4,111,079	4,009,906
Repayment of non-recourse debt	(115,320)	(102,748)	(2,286,014)	(1,794,962)
Payment of debt fees	(3,522)	(128)	(67,452)	(93,875)
Proceeds from pass-through financing and other obligations, net	—	—	—	4,795
Repayment of pass-through financing obligation	—	—	—	(240,288)
Payment of finance lease obligations	(6,148)	(6,605)	(25,185)	(27,240)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	542,078	521,480	2,002,177	1,811,966
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(69,632)	(70,269)	(246,731)	(308,657)
Acquisition of noncontrolling interest	(1)	(4,761)	(30,705)	(26,195)
Proceeds from transfer of investment tax credits	446,214	148,586	1,602,866	705,697
Payments to redeemable noncontrolling interests and noncontrolling interests of investment tax credits	(446,214)	(148,586)	(1,602,866)	(705,697)
Net proceeds related to stock-based award activities	7,629	6,923	16,801	18,876
Net cash provided by financing activities	393,139	987,570	3,211,350	3,426,755
Net change in cash and restricted cash	81,232	(63,201)	289,572	(40,422)
Cash and restricted cash, beginning of period	1,155,756	1,010,617	947,416	987,838
Cash and restricted cash, end of period	$1,236,988	$947,416	$1,236,988	$947,416

Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measures: Aggregate Creation Costs and Cash Generation. The Company utilizes these non-GAAP measures to analyze the Company’s performance and for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s financial results as reported under GAAP. Additionally, these non-GAAP measures may not be comparable to similarly titled measures presented by other companies, thus reducing their usefulness. Accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The Company is not able to provide reconciliations of certain forward-looking financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted without unreasonable effort. The Company encourages investors to review our GAAP financial measures and to not rely on any single financial measure to evaluate our business.

Aggregate Creation Costs is a Non-GAAP measure that management utilizes to assess the operating performance of our ongoing operations associated with the origination and installation of solar and storage systems. Aggregate Creation Costs represent total operating expenses, adjusted for certain items consistent with management’s use as a performance measure, and capital expenditures. The adjusting items are detailed in the Reconciliation of Total Operating Expenses to Aggregate Creation Costs table below. The Company believes that Aggregate Creation Costs, when viewed together with the corresponding GAAP financial measure, provides meaningful information to our investors by measuring our operating performance with respect to costs associated with the origination and installation of storage and solar systems. When evaluating performance, investors should consider Aggregate Creation Costs in addition to, though not as a substitute for, the Company’s financial results as reported under GAAP, including total operating expenses.

Reconciliation of Total Operating Expenses to Aggregate Creation Costs		4Q24	1Q25	2Q25	3Q25	4Q25
$ millions, unless otherwise noted
Total operating expenses		$3,775	$619	$682	$721	$1,061
(-)	Fleet servicing costs in COGS	$(65)	$(60)	$(61)	$(58)	$(56)
(-)	Depreciation & Amortization	$(162)	$(170)	$(190)	$(182)	$(184)
(-)	Non-cash impairment of solar energy systems, net	$(4)	$(11)	$(21)	$(1)	$(28)
(-)	Cost of solar energy systems and product sales	$(128)	$(97)	$(104)	$(165)	$(411)
(+)	Non-Retained or Partially Retained Subscribers COGS	$0	$0	$0	$61	$302
(-)	Gross profit from System & Product Sales (Excluding Non-Retained or Partially Retained Subscribers) as contra cost	$(2)	$(5)	$(7)	$(14)	$(15)
(-)	Amortization of CTOC (sales commissions) in S&M expense	$(21)	$(22)	$(23)	$(26)	$(24)
(+)	Additions to capitalized CTOC (sales commissions)	$138	$110	$126	$133	$21
(-)	Non-cash stock based compensation expense	$(29)	$(25)	$(25)	$(30)	$(28)
(-)	Goodwill impairment	$(3,122)	$0	$0	$0	$0
(-)	Amortization of intangible assets	$0	$0	$0	$0	$0
(-)	Other adjustments (e.g., restructuring)	$(3)	$(5)	$(6)	$(2)	$(1)
(+)	CapEx for solar energy systems	$792	$655	$692	$742	$410
(+)	CapEx for corporate property & equipment	$1	$0	$1	$1	$(1)
Aggregate Creation Costs		$1,169	$991	$1,063	$1,181	$1,046

Cash Generation represents the net change in cash and restricted cash less change in restricted cash and adjusting for certain items consistent with management’s use as a performance measure. The adjusting items are detailed in the Reconciliation of Net Change in Cash and Restricted Cash to Cash Generation below. The Company believes that Cash Generation, when viewed together with the corresponding GAAP financial measure, provides meaningful information to our investors by measuring our financial performance with respect to our ability to raise capital and effectively balance working capital requirements associated with our ongoing operations associated with the origination and installation of solar and storage systems. The Company uses Cash Generation as one of the performance metrics in its executive incentive compensation plan, underscoring management's focus on delivering sustainable cash flow while continuing to grow the business. When evaluating performance, investors should consider Cash Generation in addition to, though not as a substitute for, the Company’s financial results as reported under GAAP, including net change in cash and restricted cash.

Reconciliation of Net Change in Cash and Restricted Cash to Cash Generation		4Q24	1Q25	2Q25	3Q25	4Q25
$ millions, unless otherwise noted
Net change in cash and restricted cash		$(63)	$31	$33	$144	$81
(-)	Change in restricted cash	$104	$(2)	$(20)	$(53)	$33
(+)	End of period consolidated restricted cash balance pertaining to 2026 convertible note balance outstanding	$8	$5	$5	$5	$5
(-)	End of prior period consolidated restricted cash balance pertaining to 2026 convertible note balance outstanding	$(133)	$(8)	$(5)	$(5)	$(5)
(-)	Net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt)	$126	$28	$22	$17	$81
(-)	Primary equity issuances (or plus any stock buybacks or dividends paid to common stockholders)	$0	$0	$0	$0	$0
(-)	Net proceeds derived from employee stock award activities	$(7)	$0	$(9)	$(1)	$(8)
(+)	Equity investments in non-consolidated external businesses (or less dividends or distributions received in connection with such equity investments)	$0	$0	$0	$0	$0
(-)	Net proceeds from long-term asset or business divestitures	$0	$0	$0	$0	$0
Cash Generation		$34	$56	$27	$108	$187

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Aggregate Subscriber Value, Creation Costs, Aggregate Creation Costs, Net Subscriber Value, Contracted Net Subscriber Value, Upfront Net Subscriber Value, Net Value Creation, Contracted Net Value Creation, and Upfront Value Creation are useful metrics for investors because they present an unlevered and levered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not derivable from a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Subscriber Value metrics are calculated using a discount rate based on the observed project-level capital costs in the period. Gross Earning Assets utilize a 6% rate to discount future cash flows to the present period. Furthermore, these metrics assume that Subscribers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term, or purchase their systems at equal values. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

KEY OPERATING METRICS
Unit Economics in Period	4Q24	1Q25	2Q25	3Q25	4Q25
$ per Subscriber Addition, unless otherwise noted
Subscriber Additions in period	30,709	23,692	28,823	30,104	25,475
Subscriber Value	$50,998	$52,206	$53,891	$52,446	$50,165
Discount rate (observed project-level capital costs)	7.3%	7.5%	7.4%	7.3%	7.1%
Contracted Subscriber Value	$48,273	$48,727	$49,919	$48,507	$47,988
x Advance Rate on Contracted Subscriber Value (estimated)	85.9%	86.9%	85.3%	88.2%	91.2%
= Upfront Proceeds (estimated)	$41,486	$42,339	$42,598	$42,763	$43,758
- Creation Costs	$(38,071)	$(41,817)	$(36,887)	$(39,241)	$(41,067)
= Upfront Net Subscriber Value	$3,415	$523	$5,711	$3,522	$2,692
Upfront Net Subscriber Value margin as a % of Contracted Subscriber Value	7.1%	1.1%	11.4%	7.3%	5.6%

Aggregate Gross, Net & Upfront Value Creation in Period	4Q24	1Q25	2Q25	3Q25	4Q25
$ millions, unless otherwise noted
Aggregate Subscriber Value	$1,566	$1,237	$1,553	$1,579	$1,278
Aggregate Contracted Subscriber Value	$1,482	$1,154	$1,439	$1,460	$1,222
Aggregate Upfront Proceeds (estimated)	$1,274	$1,003	$1,228	$1,287	$1,115
Less Aggregate Creation Costs[2]	$(1,169)	$(991)	$(1,063)	$(1,181)	$(1,046)
Net Value Creation	$397	$246	$490	$398	$232
Contracted Net Value Creation	$313	$164	$376	$279	$176
Upfront Net Value Creation	$105	$12	$165	$106	$69
Cash Generation[2]	$34	$56	$27	$108	$187
Net Value Creation per share	$1.77	$1.09	$2.14	$1.72	$1.00
Contracted Net Value Creation per share	$1.39	$0.72	$1.64	$1.21	$0.76
Upfront Net Value Creation per share	$0.47	$0.05	$0.72	$0.46	$0.29

Volume Additions in Period	4Q24	1Q25	2Q25	3Q25	4Q25
Storage Capacity Installed (MWhrs)	392.0	333.7	391.5	412.0	371.1
Solar Capacity Installed (MWs)	242.4	190.9	227.2	239.2	216.2
Solar Capacity Installed with Storage (MWs)	142.5	126.7	157.7	172.4	157.1
Solar Capacity Installed without Storage (MWs)	100.0	64.2	69.5	66.8	59.1
Customer Additions	32,932	25,428	30,810	32,833	27,773
Customer Additions with Storage	20,405	17,501	21,626	22,822	19,639
Customer Additions without Storage	12,527	7,927	9,184	10,011	8,134
Storage Attachment Rate	62%	69%	70%	70%	71%
Subscriber Additions (included within Customer Additions)	30,709	23,692	28,823	30,104	25,475
Subscriber Additions as % of Customer Additions	93%	93%	94%	92%	92%

Customer Base Value & Energy Capacity at End of Period	12/31/2024	3/31/2025	6/30/2025	9/30/2025	12/31/2025
Net Earning Assets ($ millions)	$6,766	$6,825	$7,632	$8,241	$8,538
Net Earning Assets per share	$29.99	$30.02	$33.13	$35.58	$36.55
Contracted Net Earning Assets ($ millions)	$2,723	$2,583	$3,001	$3,373	$3,571
Contracted Net Earning Assets per share	$12.07	$11.36	$13.03	$14.56	$15.28
Customers	1,048,842	1,074,270	1,105,080	1,137,913	1,165,686
Subscribers (included within Customers)	889,186	912,878	941,701	971,805	997,280
Networked Storage Capacity (MWhrs)	2,525	2,858	3,250	3,662	4,033
Networked Solar Capacity (MWs)	7,531	7,721	7,949	8,188	8,404

Basic Shares Outstanding	4Q24	1Q25	2Q25	3Q25	4Q25
Basic shares outstanding at end of period (in millions)	225.7	227.3	230.3	231.6	233.6
Weighted average basic shares outstanding in period (in millions)	224.9	226.4	229.2	231.0	232.6

Figures presented above may not sum due to rounding. In-period per share figures are calculated using the weighted average basic shares outstanding while end of period per share figures are calculated using the corresponding basic shares outstanding as of the measurement date. For adjustments related to Subscriber Value and Creation Costs, please see the supplemental materials available on the Sunrun Investor Relations website at investors.sunrun.com.

(1) Cash Generation and Aggregate Creation Costs are non-GAAP financial measures. See “Non-GAAP Financial Measures” above for a discussion of these measures and reconciliations to the most directly comparable GAAP measures.

Glossary of Terms*

Definitions for Volume-related Terms

Deployments represent solar or storage systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed, subject to final inspection, or (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems). A portion of customers have subsequently entered into Customer Agreements to obtain, or have directly purchased, additional solar or storage systems at the same host customer site, and since these represent separate assets, they are considered separate Deployments.

Customer Agreements refer to, collectively, solar and/or storage power purchase agreements and leases.

Retained Subscribers represent customers subject to Customer Agreements for solar and/or storage systems that have been recognized as Deployments and recognized as energy systems on Sunrun’s consolidated balance sheet, whether or not they continue to be active.

Non-Retained or Partially Retained Subscribers represent customers subject to Customer Agreements for solar and/or storage systems that have been recognized as Deployments whereby the assets have been fully or partially sold to one or more investors and not presented as an energy system on Sunrun’s consolidated balance sheet.

Subscribers represent aggregate Retained Subscribers and Non-Retained or Partially Retained Subscribers.

Purchase Customers represent customers who purchased, whether outright or with proceeds from third-party loans, solar and/or storage systems that have been recognized as Deployments.

Customers represent aggregate Subscribers and Purchase Customers.

Subscriber Additions represent the number of Subscribers added in a period.

Purchase Customer Additions represent the number of Purchase Customers added in a period.

Customer Additions represent Subscriber Additions plus Purchase Customer Additions.

Solar Capacity Installed represents the aggregate megawatt production capacity of solar energy systems that were recognized as Deployments in a period.

Storage Capacity Installed represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in a period.

Networked Solar Capacity represents the cumulative Solar Capacity Installed from the company’s inception through the measurement date.

Networked Storage Capacity represents the cumulative Storage Capacity Installed from the company’s inception through the measurement date.

Storage Attachment Rate represents Customer Additions with storage divided by total Customer Additions.

Definitions for Unit-based and Aggregate Value, Costs and Margin Terms

Subscriber Value represents Contracted Subscriber Value plus Non-contracted or Upside Subscriber Value.

Contracted Subscriber Value represents the per Subscriber present value of estimated upfront and future Contracted Cash Flows from Subscriber Additions in a period, discounted at the observed cost of capital in the period.

Non-contracted or Upside Subscriber Value represents the per Subscriber present value of estimated future Non-contracted or Upside Cash Flows from Subscriber Additions in a period, discounted at the observed cost of capital in the period.

Contracted Cash Flows represent, (A) for Retained Subscribers, (x) (1) scheduled payments from Subscribers during the initial terms of the Customer Agreements (provided, that for Flex Customer Agreements that allow variable billings based on the amount of electricity consumed by the Subscriber, only the minimum contracted payment is included in Contracted Cash Flows), (2) net proceeds from tax equity partners, (3) payments from government and utility incentive and rebate programs, (4) contracted net cash flows from grid services programs with utilities or grid operators, and (5) contracted or defined (i.e., with fixed pricing) cash flows from the sale of renewable energy credits, less (y) (1) estimated operating and maintenance costs to service the systems and replace equipment over the initial terms of the Customer Agreements, consistent with estimates by independent engineers, (2) distributions to tax equity partners in consolidated joint venture partnership flip structures, and (3) distributions to any project equity investors, and (B) for Non-Retained or Partially Retained Subscribers, (x) contracted proceeds from the full or partial sale of related assets, plus (y) the share of Contracted Cash Flows described in clause (A) of this definition which are allocated to Sunrun pursuant to the terms of each sale agreement or partnership agreement.

Non-contracted or Upside Cash Flows represent (A) for Retained Subscribers the (1) net cash flows realized from either the purchase of systems at the end of the Customer Agreement initial terms or renewals of Customer Agreements beyond the initial terms, estimated in both cases to have equivalent value, assuming only a 30-year relationship and a contract renewal rate equal to 90% of each Subscriber’s contractual rate in effect at the end of the initial contract term, (2) non-contracted net cash flows from grid service programs with utilities and grid operators, (3) non-contracted net cash flows from the sale of renewable energy credits, and (4) contracted cash flows from Flex Customer Agreements exceeding the minimum contracted payment (provided, that for Flex Customer Agreements that allow variable billings based on the amount of electricity consumed by the Subscriber, an assumption is made that each Subscriber’s electricity consumption increases by approximately 2% per year through the end of the initial term of the Customer Agreement and into the renewal period (if renewed), resulting in billings in excess of the minimum contracted amount (which minimums are included in Contracted Cash Flows)), and (B) for Non-Retained or Partially Retained Subscribers, the share of Non-contracted or Upside Cash Flows described in clause (A) of this definition which are allocated to Sunrun pursuant to the terms of each sale agreement or partnership agreement. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Aggregate Creation Costs (Non-GAAP measure) represent total operating expenses, adjusted for certain items consistent with management’s use as a performance measure, and capital expenditures, all of which are itemized in the Non-GAAP reconciliation table as provided in the Company’s quarterly earnings release. Aggregate Creation Costs may also be derived through the direct summation of certain operating expenses and capital expenditures incurred in a period, including: (A) the following items from the cash flow statement: (i) payments for the costs of energy systems, plus (ii) purchases of property and equipment, less (iii) net depreciation and amortization, less (iv) stock based compensation expense; (B) the following items from the income statement: (i) cost of customer agreements and incentives revenue, adjusted to exclude fleet servicing costs and non-cash net impairment of energy systems, plus (ii) cost of energy systems sales for Non-Retained or Partially Retained Subscribers, plus (iii) sales and marketing expenses, adjusted to exclude amortization of cost to obtain customer contracts (which is the amortization of previously capitalized sales commissions), plus (iv) general and administrative expenses, plus (v) research and development expenses; and (C) gross additions to capitalized costs to obtain contracts (i.e., sales commissions), which are presented on the balance sheet within Other Assets. Because the sales, marketing, general and administrative costs are for activities related to the entire business, including energy system and product sales, the gross margin on energy system and product sales excluding Non-Retained or Partially Retained Subscribers is reflected as a contra cost. Costs associated with certain restructuring activities and one-time items are identified and excluded.

Creation Costs represent Aggregate Creation Costs divided by Subscriber Additions.

Net Subscriber Value represents Subscriber Value less Creation Costs.

Contracted Net Subscriber Value represents Contracted Subscriber Value less Creation Costs.

Upfront Net Subscriber Value represents Contracted Subscriber Value multiplied by Advance Rate less Creation Costs.

Advance Rate or Advance Rate on Contracted Subscriber Value represents the company’s estimated upfront proceeds, expressed as a percentage of Contracted Subscriber Value or Aggregate Contracted Subscriber Value, from project-level capital, proceeds from Non-Retained or Partially Retained Subscribers, and other upfront cash flows, based on market terms and observed cost of capital in a period.

Aggregate Subscriber Value represents Subscriber Value multiplied by Subscriber Additions.

Aggregate Contracted Subscriber Value represents Contracted Subscriber Value multiplied by Subscriber Additions.

Aggregate Upfront Proceeds represent Aggregate Contracted Subscriber Value multiplied by Advance Rate. Actual project financing transaction timing for portfolios of Subscribers may occur in a period different from the period in which Subscribers are recognized, and may be executed at different terms. As such, Aggregate Upfront Proceeds are an estimate based on capital markets conditions present during each period and may differ from ultimate Proceeds Realized in respect of such period’s Retained Subscribers and ultimate proceeds obtained from such period’s Non-Retained or Partially Retained Subscribers.

Proceeds Realized From Retained Subscribers represents cash flows received in respect of Retained Subscribers from non-recourse financing partners in addition to upfront customer prepayments, incentives and rebates. It is calculated as the proceeds from non-controlling interests on the cash flow statement, plus the net proceeds from non-recourse debt (excluding normal non-recourse debt amortization for existing debt, as such debt is serviced by cash flows from existing solar and storage assets), plus the gross additions to deferred revenue which represents customer payments for prepaid Customer Agreements along with local rebates and incentive programs.

Net Value Creation represents Aggregate Subscriber Value less Aggregate Creation Costs.

Contracted Net Value Creation represents Aggregate Contracted Subscriber Value less Aggregate Creation Costs.

Upfront Net Value Creation represents Aggregate Upfront Proceeds less Aggregate Creation Costs.

Cash Generation (Non-GAAP measure) represents the net change in cash and restricted cash less change in restricted cash and adjusting for certain items consistent with management’s use as a performance measure, as provided in the Company’s quarterly earnings release. Cash Generation may also be derived through calculating the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on the Company’s consolidated statement of cash flows. The Company expects to continue to raise proceeds from tax equity and asset-level non-recourse debt, and proceeds from the sale of Non-Retained or Partially Retained Subscribers, to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes long-term asset or business divestitures (aside from transactions relating to Non-Retained or Partially Retained Subscribers) and equity investments in external non-consolidated businesses (or less dividends or distributions received in connection with such equity investments). Restricted cash in a reserve account with a balance equal to the amount outstanding of 2026 convertible notes is considered unrestricted cash for the purposes of calculating Cash Generation.

Definitions for Gross and Net Value from Existing Customer Base Terms

Gross Earning Assets is calculated as Contracted Gross Earning Assets plus Non-contracted or Upside Gross Earning Assets.

Contracted Gross Earning Assets represents, as of any measurement date, the present value of estimated remaining Contracted Cash Flows that we expect to receive in future periods in relation to Subscribers as of the measurement date, discounted at 6%.

Non-contracted or Upside Gross Earning Assets represents, as of any measurement date, the present value of estimated Non-contracted or Upside Cash Flows that we expect to receive in future periods in relation to Subscribers as of the measurement date, discounted at 6%.

Net Earning Assets represents Gross Earning Assets, plus Total Cash, less adjusted debt and lease pass-through financing obligations, as of the measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures for Retained Subscribers along with debt associated with the company’s ITC safe harboring equipment inventory facility. Because estimated cash distributions to our project equity partners for Retained Subscribers are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Contracted Net Earning Assets represents Net Earning Assets less Non-contracted or Upside Gross Earning Assets.

Non-contracted or Upside Net Earning Assets represents Net Earning Assets less Contracted Net Earning Assets.

Total Cash represents the total of the restricted cash balance and unrestricted cash balance from our consolidated balance sheet.

Other Terms

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Retained Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Retained Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in a period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Per Share Operational Metrics

The Company presents certain operating metrics on a per share basis to aid investors in understanding the scale of such operational metrics in relation to the outstanding basic share count in each period. These metrics are operational in nature and not a financial metric. These metrics are not a substitute for GAAP financials, liquidity related measures, or any financial performance metrics.

Net Value Creation, Contracted Net Value Creation, and Upfront Net Value Creation are also presented on a per share basis, calculated by dividing each metric by the weighted average basic shares outstanding for each period, as presented on the Company’s Consolidated Statements of Operations.

Net Earning Assets and Contracted Net Earning Assets are also presented on a per share basis, calculated by dividing each metric by the basic shares outstanding as of the end of each period, as presented on the Company’s Consolidated Balance Sheets.

*For our fourth quarter of 2025, the definition listed below has been modified, and the changes to this definition had no impact on previously reported quarters: Aggregate Creation Costs.

Investor & Analyst Contacts:

Patrick Jobin
SVP, Deputy CFO & Investor Relations Officer
investors@sunrun.com

Bronson Fleig
Director, Finance & Investor Relations
investors@sunrun.com

Media Contact:

Wyatt Semanek
Director, Corporate Communications
press@sunrun.com